Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Independent registered public accounting firm,” “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statements of Additional Information and to the incorporation by reference of our report dated September 28, 2012 in this Registration Statement (Form N-1A Nos. 33-87254 and 811-08764) of the PACE Select Advisors Trust.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
November 27, 2012